Exhibit 99.1

For Immediate Release	Contact: Robert Copple or Nikki Sacks
972-665-1500
CINEMARK HOLDINGS, INC. ANNOUNCES NEW BOARD MEMBERS
Plano, TX, July 6, 2007 – Cinemark Holdings, Inc. (NYSE: CNK), a leading motion picture exhibitor, announced today that Carlos M. Sepulveda, Roger T. Staubach and Donald G. Soderquist have been elected to the Board of Directors of Cinemark, effective as of June 29, 2007. They are replacing Robin P. Selati, James N. Perry and Joseph E. Syufy, who have resigned from the board.
Mr. Sepulveda, 49, has been President and CEO of Interstate Battery System International, Inc., a seller of automotive and commercial batteries, since May 2004 and its Executive Vice President from 1995 until 2004. Prior to Interstate, he was with the accounting firm of KPMG Peat Marwick in Austin, New York and San Francisco for 11 years. Mr. Sepulveda will serve as Chairman on Cinemark’s Audit Committee.
Mr. Staubach, 65, is the founder and Executive Chairman of The Staubach Company, a market leading global commercial real estate strategy and services firm. Prior to founding The Staubach Company, Mr. Staubach played professional football from 1969 to 1979 with The Dallas Cowboys. Mr. Staubach currently serves on the board of directors of AMR Corporation and has been named Chairman of the Host Committee for Super Bowl XLV. Mr. Staubach is also involved with The Children’s Cancer Fund, the United States Naval Academy Foundation and numerous other civic, charitable and professional organizations.
Mr. Soderquist, 73, was Senior Vice Chairman of Wal-Mart Stores, Inc., the world’s largest retailer, from January 1999 to August 2000. Prior to January 1999, Mr. Soderquist was Vice Chairman and Chief Operating Officer of Wal-Mart Stores, Inc. Mr. Soderquist currently serves on the board of directors of ARVEST Bank, John Brown University, NWA Community Foundation and the Salvation Army-National.
“We are pleased that Carlos, Roger and Don have joined us,” said Alan Stock, Cinemark’s Chief Executive Officer. “We are certain that they will be strong additions to the Board, and that their impressive backgrounds and broad experiences will be a real asset to Cinemark.”
About Cinemark Holdings, Inc.
Headquartered in Plano, TX, Cinemark is a leader in the motion picture exhibition industry. As of March 31, 2007, Cinemark operates 395 theatres and 4,479 screens in 37 states in the United States and internationally in 12 countries, mainly in Mexico, South and Central America. For more information go to www.cinemark.com.